(i)(4)


                                  June 29, 2006


The Glenmede Fund, Inc.
One South Street
Baltimore, Maryland  21202


            Re: Shares Registered by Post-Effective Amendment No. 42 to Registration Statement on Form N-1A (File No. 33 - 22884)
                  ---------------------------------------------------------

Ladies and Gentlemen:

      We have acted as counsel to The Glenmede Fund, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission on June 29, 2006 of Post-Effective Amendment No. 42 (the "Amendment") to the Company's Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act"). The Board of Directors of the Company has authorized the issuance and sale by the Company of 20 million shares of common stock, $.001 par value per share, representing interests in the Absolute Return Portfolio and 20 million shares of common stock, $.001 par value per share, representing interests in the Total Market Long/Short Portfolio (collectively, hereinafter referred to as "Shares"). The Amendment registers an indefinite number of the Shares.

      We have reviewed the Company's Certificate of Incorporation, ByLaws, resolutions of its Board of Directors, and such other legal and factual matters as we have deemed appropriate. This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

      Based upon and subject to the foregoing, it is our opinion that the Shares, when issued for payment as described in the Company's Prospectus offering the Shares and in accordance with the Company's Articles of Incorporation (including Articles Supplementary thereto filed with the Maryland Department of Assessments and Taxation to authorize, classify and establish the Shares) for not less than $.001 per share, will be legally issued, fully paid and non-assessable by the Company.

      We hereby consent to the filing of this opinion as an exhibit to a Post-Effective Amendment to the Company's Registration Statement.


                                               Very truly yours,

                                               /s/ DRINKER BIDDLE & REATH LLP
                                               ------------------------------
                                               DRINKER BIDDLE & REATH LLP